UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — April 14, 2011 (April 14, 2011)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada	001-13718	98-0364441
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hazelton Ave., Toronto, Ontario, Canada M5R 2E3
(Address of principal executive offices and zip code)

(416) 960-9000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 7.01. Regulation FD Disclosure.

On April 14, 2011, MDC Partners Inc. (“MDC”) commenced a private offering of $50 million aggregate principal amount of senior unsecured notes due 2016 (the “Notes”).  MDC is updating its disclosure under Item 7.01 of this Current Report on Form 8-K.  This information, some of which has not previously been reported, is excerpted from a confidential offering circular that is being disseminated in connection with the private offering.

Debt Financing

On March 31, 2011, there was an outstanding balance under MDC’s senior secured revolving credit facility that matures on October 23, 2014 (the “Facility”) of approximately $59.7 million and on April 12, 2011, the amount drawn under the Facility was approximately $68.7 million. MDC intends to use the net proceeds from the potential Notes offering to repay the amount drawn under the Facility to the full extent of the net proceeds received.

Item 8.01. Other Events

On April 14, 2011, MDC issued a press release announcing its intention to offer, in a private placement, the Notes.  MDC intends to use the net proceeds of this offering to repay the amount drawn under the Facility to the full extent of the net proceeds received.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1           Text of press release issued by MDC Partners Inc. on April 14, 2011, regarding the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: April 14, 2011	MDC Partners Inc.

	By:	/s/ David C. Ross
David C. Ross
Associate General Counsel & Assistant Secretary